Exhibit 7

SETTLEMENT AGREEMENT

WHEREAS Stilwell Value Partners III, L.P., Stilwell Associates, L.P., Stilwell Value LLC, Joseph Stilwell, Spencer L. Schneider, Larry G. Swets, Jr., InsRisk Equity Fund, L.P., and InsRisk Partners LLC., (collectively, the "Stilwell Group"), pursuant to a Requisition to Call Shareholders Meeting dated November 10, 2008 (the "Requisition") requested that Kingsway Financial Services Inc. ("Kingsway") call a special meeting of shareholders to consider certain resolutions (the "Resolutions") proposed by the Stilwell Group;

AND WHEREAS the Board of Directors of Kingsway (the "Board") met and agreed to call a special meeting of shareholders to consider the Resolutions on February 10, 2009 (the "Special Meeting");

AND WHEREAS following the calling of the meeting, the parties entered into negotiations to seek to avoid certain expenses related to the Special Meeting and permit Kingsway's management and Board of Directors to focus on its business;

NOW THEREFORE, in consideration of the sum of $10 and other good and valuable consideration now paid by each of the parties hereto to the other, the parties hereby agree as follows:

1.	The Stilwell Group hereby withdraws the Requisition and acknowledges and confirms that Kingsway, forthwith upon execution hereof, will cancel the Special Meeting.
2.	On or before the close of business on January 7, 2009 (the "Settlement Date"):
(a)	W. Shaun Jackson will resign as a director of Kingsway but shall retain full authority as the President and Chief Executive Officer of Kingsway.
(b)	Larry G. Swets, Jr. and Spencer L. Schneider will be appointed as directors of Kingsway.
3.	The parties will, on the Settlement Date, jointly issue a press release in the form attached hereto as Schedule A hereof.
4.

For a period of three (3) years from the Settlement Date, each member of the Stilwell Group on its own behalf and behalf of all of its affiliates or subsidiaries (as such term is defined in the Business Corporations Act (Ontario)) agrees that, unless it obtains prior Board approval for so doing:

(a)

It shall not acquire, or assist, directly or indirectly, any person or entity, or act jointly or in concert with any person or entity, to acquire, beneficial ownership of twenty percent or more of the outstanding shares of Kingsway’s common stock.

(b)	It shall not seek to have its nominees appointed to a majority of the seats on the Board.
5.	This agreement shall be governed by the laws of the Province of Ontario and the parties agree to attorn to the exclusive jurisdiction of the courts of the Province of Ontario in connection herewith.
6.

This agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile or email, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties have executed this settlement agreement this 6th day of January, 2009.

KINGSWAY FINANCIAL SERVICES INC.

Per: /s/ Brian Reeve

Per: /s/ W. Shaun Jackson

STILWELL VALUE PARTNERS III, L.P.

BY ITS GENERAL PARTNER

STILLWELL VALUE LLC

Per: /s/ Joseph Stilwell

STILWELL ASSOCIATES, L.P.

BY ITS GENERAL PARTNER

STILWELL VALUE LLC

Per: /s/ Joseph Stilwell

STILWELL VALUE LLC

Per: /s/ Joseph Stilwell

INSRISK EQUITY FUND L.P.

BY ITS GENERAL PARTNER

INSRISK PARTNERS LLC

Per: /s/ Larry G. Swets, Jr.

INSRISK PARTNERS LLC

BY ITS MANAGING AND SOLE MEMBER

LARRY G. SWETS, JR.

Per: /s/ Larry G. Swets, Jr.

PRESS RELEASE: FOR IMMEDIATE RELEASE

KINGSWAY FINANCIAL SERVICES INC. ANNOUNCES CANCELLATION OF SPECIAL MEETING OF SHAREHOLDERS

TORONTO, Ontario, January -, 2009 - (TSX:KFS, NYSE:KFS) Kingsway Financial Services Inc ("Kingsway") announced today that it has cancelled the special meeting of shareholders called for February 10, 2009 as a result of the settlement with Mr. Joseph Stilwell and his associates (the "Stilwell Group") of the matters giving rise to the requisition for the meeting.

The settlement involves the appointment to the Kingsway board of directors (the "Board") of Larry G. Swets, Jr. and Spencer L. Schneider, two nominees of the Stilwell Group effective immediately. W. Shaun Jackson will step down from the Board to make room for the Stilwell Group nominees but will retain all of his duties and responsibilities as President and Chief Executive Officer of Kingsway. F. Michael Walsh will remain a director and the non-executive Chairman of Kingsway.

The settlement agreement also provides that for a period of 3 years, the Stilwell Group will not seek to have its nominees elected to a majority of the Board seats and will not seek to obtain control of Kingsway.

Joseph Stilwell, the Principal of the Stilwell Group, commented, "We are pleased to have reached a settlement and will fully support Shaun Jackson and the rest of the management team in their efforts to restore Kingsway to profitability and to increase shareholder value over the long term."

Mr. Jackson stated, "Kingsway has taken and will continue to take decisive action to return Kingsway to profitability. I welcome the opportunity to focus on the implementation of our new strategies without the distraction and other costs of holding a special meeting. I look forward to the support of the representatives of the Stilwell Group in achieving our common goals for the benefit of all shareholders.”

ABOUT THE COMPANY

Kingsway Financial Services Inc. is one of the largest non-standard automobile insurers and truck insurers in North America based on A.M. Best data that we have compiled. Kingsway's primary business is the insuring of automobile risks for drivers who do not meet the criteria for coverage by standard automobile insurers and trucking insurance. The Company currently operates through eleven wholly-owned insurance subsidiaries in Canada and the U.S. Canadian subsidiaries include Kingsway General Insurance Company and Jevco Insurance Company. U.S. subsidiaries include Universal Casualty Company, American Service Insurance Company, Southern United Fire Insurance Company, Lincoln General Insurance Company, U.S. Security Insurance Company,

American Country Insurance Company, Zephyr Insurance Company, Mendota Insurance Company and Mendakota Insurance Company. The Company also operates reinsurance subsidiaries in Barbados and Bermuda. The common shares of Kingsway Financial Services Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange, under the trading symbol "KFS".

ABOUT THE STILWELL GROUP

The Stilwell Group consists of Stilwell Value Partners III, L.P. and Stilwell Associates, L.P., New York based private investment partnerships; its general partner, Stilwell Value LLC; and Joseph Stilwell, the sole and managing member of the general partner. Mr. Stilwell has overseen the Stilwell Group of funds since their founding in 1993. He graduated from University of Pennsylvania, The Wharton School, in 1983 where he earned a B.S. in Economics. The Stilwell Group of funds focuses on financial institutions. Since 2000, aside from Kingsway, it has filed reportable positions in sixteen publicly-held companies.

FORWARD LOOKING STATEMENTS

This press release includes "forward looking statements" that are subject to risks and uncertainties. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see Kingsway's securities filings, including its 2007 Annual Report under the heading Risk Factors in the Management's Discussion and Analysis section. The securities filings can be accessed on the Canadian Securities Administrators' website at www.sedar.com, and on the EDGAR section of the U.S. Securities and Exchange Commission's website at www.sec.gov or through the Company's website at www.kingsway-financial.com. The Company disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Shelly Gobin

Senior Vice President and Chief Financial Officer

Tel: (905) 677-8889; Fax: (905) 677-5008

Web Site: www.kingsway-financial.com

The Stilwell Group

Joseph Stilwell

(212) 269-5800